                                                                  EXHIBIT 5.1(a)


                          [VINSON & ELKINS LETTERHEAD]


WRITER'S TELEPHONE                                                 WRITER'S FAX
 (214) 220-7700                                                   (214) 999-7700


                                 August 31, 1998


Capstar Broadcasting Corporation
600 Congress Avenue
Suite 1400
Austin, Texas 78701

Ladies and Gentlemen:

         We have acted as counsel for Capstar Broadcasting Corporation, a Delaware corporation (the "Company"), in connection with the Company's registration on Form S-8 under the Securities Act of 1933 (the "Securities Act") of 2,000,000 shares (the "Shares") of Class A Common Stock, par value $0.01 per share, of the Company, which may be purchased in the open market and offered from time to time under the Capstar Broadcasting Partners 401(k) Retirement Plan and Trust (the "Plan") and of an indeterminate amount of interests in the Plan under the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on August 31, 1998.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company relating to the Plan, and (v) the Plan.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that each Share, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

Capstar Broadcasting Corporation
August 31, 1998
Page 2


         This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                          Very truly yours,

                                                          VINSON & ELKINS L.L.P.